Exhibit 10.1

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
2005–07 AWARD CYCLE

AGREEMENT between Verizon Communications Inc. (“Verizon” or the “Company”) and you (the “Participant”) and your heirs and beneficiaries.

1. Purpose of Agreement. The purpose of this Agreement is to provide a grant of performance stock units (“PSUs”) to the Participant.

2. Agreement. This Agreement is entered into pursuant to the terms of the 2001 Verizon Communications Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of a performance stock award in the form of PSUs pursuant to the Plan. This Agreement is intended to comply with the requirements of Section 162(m) of the Code and the Treasury Department Regulations thereunder. The PSUs and this Agreement (including the covenants set forth in Exhibit A (the “Covenants”), which are incorporated into and shall be a part of the Agreement) are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan, this Agreement and by the actions of the Human Resources Committee of Verizon Communication’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee. To the extent that there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.

3. Contingency. The grant of PSUs is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained herein. If the Participant does not properly accept (or revokes acceptance of) this Agreement the Participant shall not be entitled to the PSUs regardless of the extent to which the vesting requirements in paragraph 5 (“Vesting”) are satisfied.

4. Number of Units. The Participant is granted the number of PSUs as specified on their account under the 2005 PSU grant, administered by Fidelity Investments. A PSU is a hypothetical share of Verizon’s common stock. The value of a PSU on any given date shall be equal to the closing price of Verizon’s common stock on the New York Stock Exchange as of such date. A PSU does not represent an equity interest in Verizon and carries no voting rights. A Dividend Equivalent Unit (“DEU”) or fraction thereof shall be added to each PSU each time that a dividend is paid on Verizon’s common stock. The amount of each DEU shall be equal to the dividend paid on a share of Verizon’s common stock. The DEU shall be converted into PSUs or fractions thereof based upon the average of the high and low sales prices of Verizon’s common stock traded on the New York Stock Exchange on the dividend payment date of each declared dividend on Verizon’s common stock, and such PSUs or fractions thereof shall be added to the Participant’s PSU balance.

5. Vesting.

(a) General. The Participant shall vest in the PSUs to the extent provided in paragraph 5(b) (“Performance Requirement”) only if the Participant satisfies the requirements of paragraph 5(c) (“Three-Year Continuous Employment Requirement”), except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of PSUs”).

(b) Performance Requirement.

(1) General. The PSUs shall vest based on the average annual total shareholder return (“TSR”) of Verizon’s common stock during the three-year period beginning January 1, 2005, and ending at the close of business on December 31, 2007 (the “Award Cycle”), relative to the combined weighted average annual TSR of the companies in the Standard & Poor’s 500 (“S&P 500®”) Index and the companies in the Industry Peer Company (“IPC”) Index during the same three-year period. No PSUs shall vest unless the Committee determines that certain threshold performance requirements have been satisfied. The formula for determining the total number of PSUs that may vest and become payable (the “Payout Formula”) will equal the number of units that you are granted as described in paragraph 4 (plus any additional PSUs added with respect to DEUs credited over the Award Cycle) times the Total Vested Percentage (as defined below). For example, if (a) you are granted 1,000 PSUs, and (b) those PSUs are credited with an additional 150 PSUs as a result of DEUs paid over the Award Cycle, and (c) the Total Vested Percentage is 96%, you will generally vest in (1,000 PSUs + 150 PSUs from DEUs) times 96%, or 1,104 PSUs, which shall be payable in cash as described in paragraph 6. Please note that the Committee retains the discretion to determine the Total Vested Percentage, the Verizon S&P 500 Vested Percentage, the Verizon IPC Vested Percentage and the extent to which you are eligible to receive DEUs with respect to dividends declared after your separation from employment pursuant to paragraph 7(b)(1), and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(2) Definitions. For purposes of the performance requirement and Payout Formula set forth in paragraph 5(b)(1)—

(i) “Total Vested Percentage” shall be equal to (i) 40% of the average annual Verizon S&P 500 Vested Percentage during the Award Cycle, plus (ii) 60% of the average annual Verizon IPC Vested Percentage during the Award Cycle.

(ii) “Verizon S&P 500 Vested Percentage” shall be an amount (between 0% and 200%), as determined by the Committee, for each year in the Award Cycle as provided in the following table:

Verizon S&P 500 TSR Position	Verizon S&P 500 Vested Percentage
Below 20%	0%
At least 20% but less than 80%	2 Times the Verizon S&P 500 TSR Position
80% or more	200%

(iii) “Verizon S&P 500 TSR Position” shall be, as determined by the Committee, Verizon’s rank among companies in the S&P 500 Index in terms of TSR, expressed as a percentage equal to the number of companies in the S&P 500 Index (including Verizon) with a TSR less than or equal to that of Verizon divided by the total number of companies in such index. The Committee retains the discretion to determine the Verizon S&P 500 TSR Position for any period, and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(iv) “Verizon IPC Vested Percentage” shall be an amount (between 0% and 200%), as determined by the Committee, for each year in the Award Cycle as provided in the following table:

Verizon IPC TSR Position	Verizon IPC Vested Percentage
Below 20%	0%
At least 20% but less than 55%	1.5 times the Verizon IPC TSR Position
55%	100%
More than 55%	2 times the Verizon IPC TSR Position

(v) “Verizon IPC TSR Position” shall be, as determined by the Committee, where Verizon would rank among companies in an Industry Peer Company Index in terms of TSR if Verizon were included in such index, expressed as a percentage equal to the number of companies in the IPC Index (including Verizon) with a TSR less than or equal to that of Verizon divided by the total number of companies in such index. The Committee retains the discretion to substitute, add or eliminate companies in the Industry Peer Company Index and to determine the Verizon IPC TSR Position for any period, and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(vi) “TSR” or “Total Shareholder Return” shall mean the change in the price of a share of common stock from the beginning of a period (as measured by the closing price of a share of such stock on the last trading day preceding the beginning of the period) until the end of such period (the “Measurement Period”)(as measured by the closing price of a share of such stock on the last trading day of the period), adjusted to reflect the reinvestment of dividends (if any) through the purchase of common stock and as may be necessary to take into account stock splits or other events similar to those described in Section 4.3 of the Plan. Measurement Periods may vary between and/or during an Award Cycle, and may or may not be coextensive with the Award Cycle. The Committee retains the discretion to determine and to change the Measurement Periods which shall be used to calculate TSRs for the Award Cycle, both before and during the Award Cycle, and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(c) Three-Year Continuous Employment Requirement. Except as otherwise determined by the Committee, or except as otherwise provided in paragraph 7(b), the PSUs shall vest only if the Participant is continuously employed by the Company from the date the PSUs are granted through the end of the Award Cycle.

(d) Transfer. Transfer of employment from Verizon to a Related Company (as defined in paragraph 13), from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(c).

6. Payment. All payments under this Agreement shall be made in cash. As soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2008), except as described in paragraph 7(c), the value of the vested PSUs (minus any withholding for taxes) shall be paid to the Participant (subject, however, to any deferral application that the Participant has made under the deferral plan (if any) then available to the Participant). The amount of cash that shall be paid (plus withholding for taxes and any applicable deferral election) shall equal the number of vested PSUs times the closing price of Verizon’s common stock on the New York Exchange as of the last trading day in the Award Cycle. If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary. Once a payment has been made with respect to a PSU, the PSU shall be canceled.

7. Early Cancellation/Accelerated Vesting of PSUs. Subject to the provisions of paragraph 7(c) and 5, PSUs may vest or be forfeited before vesting as follows:

(a) Retirement Before July 1, 2005, Voluntary Separation On or Before December 31, 2007 or Discharge for Cause On or Before December 31, 2007.

(1) If the Participant (i) Retires (as defined in paragraph 7(b)(4)) before July 1, 2005, (ii) quits on or before December 31, 2007, (iii) is terminated for Cause (as defined below) on or before December 31, 2007, or (iv) separates from employment on or before December 31, 2007 under circumstances not described in paragraph 7(b), all then-unvested PSUs shall be canceled immediately and shall not be payable.

(2) For purposes of this Agreement, “Cause” means (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement involving the Company; or a material breach of the Verizon Code of Business Conduct or any of the Covenants set forth in Exhibit A to this Agreement, all as determined by the Executive Vice President – Human Resources of Verizon in his or her discretion, and the exercise of such discretion shall be final, conclusive and binding, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.

(b) Retirement After June 30, 2005, Involuntary Termination Without Cause On or Before December 31, 2007, Termination Due to Death or Disability On or Before December 31, 2007.

(1) This paragraph 7(b) shall apply if the Participant:

(i) Retires (as defined below) after June 30, 2005, or

(ii) Separates from employment by reason of an involuntary termination without Cause (as determined by the Executive Vice President – Human Resources of Verizon), death, or disability (as defined below) on or before the last day of the Award Cycle. “Disability” shall mean the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.

(2) If the Participant separates from employment prior to the end of the Award Cycle under circumstances described in paragraph 7(b)(1), the Participant’s then-unvested PSUs shall be subject to the vesting provisions set forth in paragraph 5(a), except that the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply, provided that the Participant does not commit a material breach of any of the Covenants and provided that the Participant executes a release satisfactory to the Company waiving any claims he may have against the Company.

(3) Any PSUs that vest pursuant to paragraph 7(b)(2) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2008), except as described in paragraph 7(c). However, the Committee retains the discretion to determine whether and the extent to which the Participant is eligible to receive DEUs with respect to dividends declared after the Participant’s separation from employment pursuant to paragraph 7(b)(1), and the Committee’s exercise of this discretion shall be final, conclusive and binding.

(4) For purposes of this Agreement, “Retire” means (i) to retire after having attained at least 15 years of Net Credited Service (as defined under the Verizon Management Pension Plan) and a combination of age and years of Net Credited Service that equals or exceeds 75 points, or (ii) retirement under any other circumstances determined in writing by the Executive Vice President – Human Resources of Verizon.

(c) Change in Control. Upon the occurrence of a Change in Control of Verizon (as defined in the Plan) on or before the last day of the Award Cycle, all then-unvested PSUs shall vest and be payable immediately (without prorating of the award) at 50% of the maximum award payout without regard to the performance requirement in paragraph 5(b) or the three-year continuous employment requirement in paragraph 5(c). A Change in Control that occurs after the end of the Award Cycle shall have no effect on whether any PSUs vest or become payable. A Participant who receives the immediate award payment provided in this paragraph 7(c) shall be entitled to receive payment for all DEUs earned before the Change in Control, even if such DEUs are paid or payable after the Change in Control.

(d) Vesting Schedule. Except and to the extent provided in paragraphs 7(b) and (c), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.

8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to shares of common stock to which this grant relates. Except as provided in the Plan or in this Agreement, no adjustment shall be made, for dividends or other rights for which the record date occurs while the PSUs are outstanding.

9. Revocation or Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement (including, but not limited to, the determination of the total percentage of PSUs that become payable, the Measurement Period or Periods for the Award Cycle, Verizon’s or any other company’s TSR, Verizon S&P 500 TSR Position, and Verizon IPC TSR Position, and whether the Participant has been terminated for Cause, has a disability, or has satisfied the three-year continuous employment requirement), the Committee or the Executive Vice President – Human Resources of Verizon may not, without the written consent of the Participant, (a) revoke this Agreement insofar as it relates to the PSUs granted hereunder, or (b) make or change any determination or change any term, condition or provision affecting the PSUs if the determination or change would materially and adversely affect the PSUs or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee or the Executive Vice President – Human Resources of Verizon from exercising reasonable administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding.

10. Assignment. The PSUs shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution. During the Participant’s lifetime, the PSUs may be deferred only by the Participant or by the Participant’s guardian or legal representative in accordance with the deferral regulations, if any, established by the Company.

11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Executive Vice President – Human Resources of Verizon. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.

12. Other Plans and Agreements. Any payment received by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, severance or other benefit plan maintained by Verizon or a Related Company. The Participant acknowledges that receipt of this Agreement or any prior PSU agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or Related Company.

13. Company and Related Company. For purposes of this Agreement, “Company” means Verizon Communications Inc. “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (b) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds an ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

14. Employment Status. The grant of the PSUs shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company.

15. Withholding. The Participant shall be responsible for any taxes that arise in connection with this grant of PSUs, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.

16. Securities Laws. The Company shall not be required to make payment with respect to any shares of common stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its discretion, determines to be necessary or advisable, and the exercise of such discretion shall be final, conclusive and binding.

17. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the PSUs may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.

19. Construction. This Agreement is intended to grant the PSUs upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any Covenant, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.

21. Execution of Agreement. The Participant shall indicate consent to the terms of this Agreement (including its Exhibit) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise complying with the requirements of paragraph 3. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including its Exhibit) in paper form.

22. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 22 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or beneficiary or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that the individual to whom disclosure is made does not disclose the terms of this Agreement to a third party except as otherwise required by law.

23. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

24. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President – Human Resources of Verizon at 1095 Avenue of the Americas, New York, N.Y. 10036, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

25. Dispute Resolution.

(a) General. Except as otherwise provided in paragraph 26 below, all disputes arising under the Plan or this Agreement and all claims in which a Participant seeks damages that relate in any way to PSUs or other benefits of the Plan are subject to the dispute resolution procedure described below in this paragraph 25. The parties to this Agreement are not required to arbitrate Employment Claims, as defined in subsection (a)(ii) below, in which the Participant does not seek damages that relate in any way to PSUs or other benefits of the Plan or this Agreement.

(i) For purposes of this Agreement, the term “Units Award Dispute” shall mean any claim against the Company or a Related Company regarding (A) the interpretation of the Plan or this Agreement, (B) any of the terms or conditions of the PSUs issued under this Agreement, or (C) allegations of entitlement to PSUs or additional PSUs, or any other benefits under the Plan, other than Employment Claims described in subparagraph (ii) below; provided, however, that any dispute relating to the forfeiture of an award as a result of a breach of any of the Covenants contained in Exhibit A shall not be subject to the dispute resolution procedures provided for in this paragraph 25.

(ii) For purposes of this Agreement, the term “Units Damages Dispute” shall mean any employment related claims between the Participant and the Company or a Related Company or against the directors, officers, employees, representatives, or agents of the Company or a Related Company, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley

Act, or any other federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims (“Employment Claims”), in which the damages sought relate in any way to PSUs or other benefits of the Plan.

(b) Internal Dispute Resolution Procedure. All Units Award Disputes shall be referred in the first instance to the Verizon Employee Benefits Committee (“EB Committee”) for resolution internally within Verizon. Except where otherwise prohibited by law, all Units Award Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with paragraph 25(c)(i) of this Agreement, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Units Award Disputes brought under this Plan and Agreement before them. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to subsection (c) below under the arbitrary and capricious standard of review.

(c) Arbitration. All appeals from determinations of Units Award Disputes by the EB Committee as described in subsection (b) above, as well as all Units Damages Disputes, shall be submitted to the American Arbitration Association (“AAA”) for final and binding arbitration on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to its Commercial Arbitration Rules in effect at the time this grant is accepted. Except where otherwise prohibited by law, all appeals of Units Award Disputes and all Units Damages Disputes must be filed in writing with the AAA no later than one year from the date that the appeal or dispute accrues. Consistent with paragraph 25(c)(i) of this Agreement, decisions about the enforceability of the period contained herein are for the arbitrator to decide. If the Participant and either the Company or a Related Company are party to any prior agreement to arbitrate claims before the AAA under rules other than its Commercial Arbitration Rules, claims that are arbitrable under any such agreements shall be submitted to the AAA for disposition under its Commercial Arbitration Rules together with disputes that are arbitrable under this Agreement in order to promote expeditious and efficient dispute resolution. A copy of the AAA’s Commercial Arbitration Rules may be obtained from Human Resources. The arbitration shall be held at the office of the AAA nearest the place of the Participant’s most recent employment by the Company or a Related Company, unless the parties agree to a different location. All claims by the Company or a Related Company against the Participant, except for breaches of any of the Covenants, shall also be raised in such arbitration proceedings.

(i) The arbitrator shall have the authority to determine whether this arbitration agreement is enforceable and whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement, existing Company policy, and applicable substantive state and federal law and shall have the authority to award any remedy or relief which could be awarded by a court. The decision of the arbitrator shall be final and binding and enforceable in any applicable court.

(ii) The Participant understands and agrees that when Units Award Disputes or Units Damages Disputes are submitted for arbitration pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis, and that the sole forum available for the resolution of such issues is arbitration as provided herein. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.

(iii) In consideration of the Participant’s agreement in subsection (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee.

(iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Units Award Disputes and Units Damages Disputes. Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.

(v) Notwithstanding any other provision of this Agreement, this dispute resolution provision shall be governed by laws of the State of New York to the extent that it is not governed by the Federal Arbitration Act.

26. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause), the Participant acknowledges that—

(a) The Covenants in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;

(b) The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Covenants in Exhibit A;

(c) When the Participant’s employment with the Company terminates, the Participant shall be able to earn a livelihood without violating any of the Covenants in Exhibit A;

(d) Irreparable damage to the Company shall result in the event that the Covenants in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these Covenants;

(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Covenants in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f) Such Covenants shall continue to apply after any expiration, termination, or cancellation of this Agreement;

(g) The Participant’s breach of any of such Covenants shall result in the Participant’s immediate forfeiture of all rights and benefits, including all PSUs and DEUs, under this Agreement; and

(h) All disputes relating to such Covenants, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an award under this Agreement) that may result from the breach of such Covenants, shall not be subject to the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, but shall instead be determined in a court of competent jurisdiction.

Exhibit A - Covenants

1. Noncompetition — In consideration for the benefits described in the Agreement to which this Exhibit A is attached, you, the Participant, agree that:

(a) Prohibited Conduct — During the period of your employment with the Company or any Related Company, and for the period ending twelve (12) months following your termination of employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President – Human Resources of Verizon:

(1) personally engage in Competitive Activities (as defined below); or

(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.

(b) Competitive Activities — For purposes of the Agreement, to which this Exhibit A is attached, “Competitive Activities” means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you then have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company or any Related Company. Notwithstanding the previous sentence, a business activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by you or a third party does not overlap with the geographic marketing area for the applicable products and services of the Company or any Related Company.

2. Interference With Business Relations — During the period of your employment with the Company or any Related Company, and for a period ending with the expiration of twelve (12) months following your termination of employment for any reason from the Company or any Related Company, you shall not, without the written consent of the Executive Vice President – Human Resources of Verizon:

(a) recruit, induce or solicit any employee, directly or indirectly, of the Company or Related Company for employment or for retention as a consultant or service provider;

(b) hire or participate (with another company or third party) in the process of hiring (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company, or provide names or other information about Company or Related Company employees to any person, entity or business (other than the Company or any Related Company), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;

(c) interfere, directly or indirectly, with the relationship of the Company or any Related Company with any of its employees, agents, or representatives;

(d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company or (2) to divert any business of such customer or prospect from the Company or any Related Company; or

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.

3. Return Of Property; Intellectual Property Rights — You agree that on or before your termination of employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do assign, all right, title and interest in and to any programs, ideas, inventions, discoveries, patentable or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company or a Related Company, where any such origination or development involved the use of Company or Related Company time, information or resources, was made in the exercise of your responsibilities for or on behalf of the Company or a Related Company or related to the Company’s or a Related Company’s business or to the Company’s or a Related Company’s actual or demonstrably anticipated research or development. You shall at all times, both before and after termination of employment, cooperate with the Company (or, as applicable, any Related Company) in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, or trademarks, and to vest title thereto solely in the Company (or, as applicable, a Related Company).

4. Proprietary And Confidential Information — You shall at all times, including after any termination of employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company or any Related Company, and you shall not use for the benefit of any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company and which is treated as confidential or protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, non-public information, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of the Company’s or Related Company’s products or services; and other non-public matters pertaining to or known by the Company or a

Related Company, including confidential or non-public information of a third party that you know or should know the Company or a Related Company is obligated to protect.

5. Definitions — Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

6. Agreement to Covenants. You shall indicate your agreement to these Covenants in accordance with the instructions provided. You and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Covenants in paper form.